Exhibit 10.20

AMERISOURCEBERGEN CORPORATION

2002 MANAGEMENT STOCK INCENTIVE PLAN, AS AMENDED

1. Background and Purpose.

(a) Background. This AmerisourceBergen Corporation 2002 Management Stock Incentive Plan (the “Plan”) is the result of the merger, effective April 23, 2002 (the “Effective Date”), of the Bergen Brunswig Corporation 1999 Management Stock Incentive Plan (the “Prior Bergen Plan”) with and into the AmeriSource Health Corporation 2001 Stock Option Plan (the “Prior AmeriSource Plan”) (collectively, with the Bergen Brunswig Corporation 1999 Management Stock Incentive Plan, the “Prior Plans”). Upon the merger of the Prior Plans, this Plan was amended and restated in the form set forth in this document and renamed the AmerisourceBergen Corporation 2002 Management Stock Incentive Plan (the “Plan”). The Prior AmeriSource Plan was approved by the shareholders of AmeriSource Health Corporation and the Prior Bergen Plan was approved by the shareholders of the Bergen Brunswig Corporation, in each case before the closing of the merger which created AmerisourceBergen Corporation. Upon the closing of such merger, the number of shares subject to rights granted under the Prior Plans and, as to stock options, the option price for such options, were adjusted in accordance with the terms of the merger agreement. Each of the Prior Plans was then adopted by AmerisourceBergen Corporation. This document applies to all grants made under this Plan on or after the Effective Date. Each grant made under either of the Prior Plans will remain subject to the terms of the applicable Prior Plan, as in existence immediately prior to the Effective Date, provided that upon the forfeiture or lapse of any right granted under either of the Prior Plans, the shares underlying such right shall again be available for issuance pursuant to this Plan. Effective as of October 30, 2002, subject to approval by the shareholders of AmerisourceBergen Corporation at the annual meeting of shareholders to be held on February 27, 2003, the Plan was further amended, among other purposes, to increase the number of shares issuable under the Plan. Effective as of April 22, 2003, the Plan was further amended to include certain operational provisions. Effective as of August 10, 2004, the Plan was further amended to extend the time to exercise following Voluntary Retirement.

(b) Purpose. The purpose of the AmerisourceBergen Corporation 2002 Management Stock Incentive Plan (the “Plan”) is to provide designated employees of AmerisourceBergen Corporation (the “Company”) and its subsidiaries with the opportunity to receive grants of stock awards and other incentive compensation as provided in the Plan. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

2. Definitions. For purposes of the Plan, the following terms shall be defined as follows:

“Administrator” means the individual or individuals, if any, to whom the Committee delegates authority under the Plan in accordance with Section 3(d). If no delegation of authority is in effect, the Committee shall serve as the Administrator.

“Award” means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards, Section 162(m) Awards or other awards determined by the Committee.

“Award Agreement” means a written agreement or certificate granting an Award. An Award Agreement shall be executed by an officer on behalf of the Company and shall contain such terms and conditions as the Committee deems appropriate and that are not inconsistent with the terms of the Plan. The Administrator may in its discretion require that an Award Agreement be executed by the Participant to whom the relevant Award is made.

“Board” means the Board of Directors of the Company.

A “Change in Control” shall be deemed to have occurred if:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 35% of the voting power of the then outstanding securities of the Company, and such person owns more aggregate voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors than any other person;

(ii)	The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) the sale or other disposition of all or substantially all of the assets of the Company, or (z) a liquidation or dissolution of the Company; or

(iii)	After April 23, 2002, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation and Succession Planning Committee of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan.

“Common Stock” means the Common Stock of the Company.

“Disability” means eligibility for disability benefits under the terms of the Company’s long-term disability plan in effect at the time a Participant becomes disabled.

“Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

“Fair Market Value.”

(i) If Shares are publicly traded, then the Fair Market Value per Share shall be determined as follows: (x) if the principal trading market for the Shares is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the latest date preceding the relevant date upon which a sale was reported, or (y) if the Shares are not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Shares on the latest date preceding relevant date upon which a sale was reported, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.

(ii) If the Common Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

“Incentive Stock Option” means a Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.

“Nonqualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

“Parent” means any corporation that is a “parent corporation” within the meaning of Section 424(e) of the Code with respect to the relevant entity.

“Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

“Performance Period” means a fiscal year of the Company or such other period that may be specified by the Committee in connection with the grant of a Section 162(m) Award.

“Performance Share Award” means a conditional Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 11 hereof.

“Section 162(m) Award” means an Award described in Section 13 hereof.

“Section 162(m) Participant” means, for a given fiscal year of the Company, any Participant designated by the Committee by not later than 90 days following the start of such year as a Participant (or such other time as may be required or permitted by Section 162(m) of the Code) whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Stock Appreciation Right” means an Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.

“Stock Award” means an Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 10 hereof.

“Stock Option” means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof.

“Subsidiary” means (i) any corporation which is a “subsidiary corporation” within the meaning of Section 424(f) of the Code with respect to the Company or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Administrator designates as a Subsidiary for the purposes of the Plan.

“Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock.

3. Administration of the Plan.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee which shall have full power and authority, subject to the express provisions hereof, (i) to select Participants from the Eligible Individuals, (ii) to make Awards in accordance with the Plan, (iii) to determine the number of Shares subject to each Award or the cash amount payable in connection with an Award, (iv) to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and the effect, if any, of a Participant’s termination of employment with the Company or, subject to Section 16 hereof, of a Change in Control on the outstanding Awards granted to such Participant, and including the authority to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that is not prejudicial to the rights of such Participant in such Award, (v) to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards, (vi) to interpret any Award Agreement delivered under the Plan, (vii) to prescribe, amend and rescind rules and procedures relating to the Plan, (viii) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions, (ix) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers at the Company some or all of its authority under the Plan, and (x) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in Construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d) Delegation of Authority. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company. The Committee may also delegate its authority to make Awards under the Plan to the Company’s Chief Executive Officer, provided, however, that if the Committee so delegates its authority, the Chief Executive Officer shall not have the authority to make Awards (i) to any Eligible Individual respecting more than 25,000 shares of Common Stock in any calendar year, (ii) to all Eligible Individuals respecting more than 125,000 shares of Common Stock in the aggregate in any calendar year or (iii) to Eligible Individuals (A) who are subject on the date of the award to the reporting rules under Section 16(a) of the Exchange Act, who are Section 162(m) Participants or (B) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(e) Liability of Committee. No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such person’s own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

4. Duration of Plan. The Plan shall remain in effect until terminated by the Board and thereafter until all Awards granted under the Plan are satisfied by the issuance of shares of Common Stock or the payment of cash or are terminated under the terms of the Plan or under the Award Agreement entered into in connection with the grant thereof. Notwithstanding the foregoing, no Awards may be granted under the Plan after the tenth anniversary of the original effective date of the Prior Bergen Plan.

5. Shares of Stock Subject to the Plan. Subject to adjustment as provided in Section 15(b) hereof, the number of shares of Common Stock that may be issued under the Plan pursuant to Awards (including Awards granted before the Effective Date, April 23, 2002, of this amended, restated and renamed Plan) shall not exceed, in the aggregate, 11,900,000 shares (the “Section 5 Limit”), of which the number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, 3,700,000 shares and the number of shares of Common Stock that may be issued under Sections 9, 10 and 11 of the Plan may not exceed in the aggregate, 185,000 shares. Such shares may be either authorized but unissued shares, treasury shares or any combination thereof. For purposes of determining the number of shares that remain available for issuance under the Plan, the following rules shall apply:

(a) the number of shares subject to outstanding Awards shall be charged against the Section 5 Limit; and

(b) the Section 5 Limit shall be increased by:

(i) the number of shares subject to an Award (or portion thereof) which lapses, expires or is otherwise terminated without the issuance of such shares or is settled by the delivery of consideration other than shares,

(ii) the number of shares tendered to pay the exercise price of a Stock Option or other Award, and

(iii) the number of shares withheld from any Award to satisfy a Participant’s tax withholding obligations or, if applicable, to pay the exercise price of a Stock Option or other Award.

In addition, any shares underlying Substitute Awards shall not be counted against the Section 5 Limit set forth in the first sentence of this Section 5.

(c) For purposes of this Section 5 and Section 6(b), with respect to Awards of nonqualified stock options, the Section 5 Limit shall be deemed to be reduced first by shares of Common Stock attributable to the Prior AmeriSource Plan, to the extent of the first 125,000 shares of Common Stock subject to nonqualified stock options to any single Eligible Individual under the Plan for any calendar year until all shares of Common Stock attributable to the Prior AmeriSource Plan have been exhausted. Shares of Common Stock attributable to the Prior Bergen Plan shall be deemed to be reduced with respect to Awards of nonqualified stock options to any Eligible Individual for any calendar year in excess of 125,000 shares of Common Stock, or after all shares of Common Stock attributable to the Prior AmeriSource Plan have been exhausted. Shares of Common Stock attributable to the Prior Bergen Plan shall also be deemed to be reduced with respect to all Awards to Eligible Individuals other than Awards of nonqualified stock options.

6. Eligible Individuals.

(a) Eligibility Criteria. Awards may be granted by the Committee to individuals (“Eligible Individuals”) who are officers or other key employees or consultants of the Company or a Subsidiary with the potential to contribute to the future success of the Company or its Subsidiaries. Members of the Committee will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to participate in the Plan.

(b) Maximum Number of Shares per Eligible Individual. In accordance with the requirements under Section 162(m) of the Code, the Prior Bergen Plan provided for a limit on grants of Awards to Eligible Individuals of 370,000 shares of Common Stock (as calculated on a post-merger basis) in respect of any fiscal year of the Company, provided that any Award that is made as bonus compensation, or is made in lieu of compensation that otherwise would be payable to an Eligible Individual, shall be considered made in respect of the fiscal year to which such bonus or other compensation relates or otherwise was earned. In accordance with the requirements under Section 162(m) of the Code, the Prior AmeriSource Plan provided for a limit on grants of Awards to Eligible Individuals of 125,000 shares of Common Stock (as calculated on a post-merger basis) in respect of any calendar year. Under the Plan as amended, restated and renamed in this document effective as of April 23, 2002, the applicable limit on grants of Awards to Eligible Individuals in respect of any fiscal year of the Company shall be 370,000 shares of Common Stock to the extent that shares of Common Stock attributable to the Prior Bergen Plan remain available under the Section 5 Limit. After all of the shares of Common Stock attributable to the Prior Bergen Plan previously available under the Section 5 Limit have been exhausted, the limit on grants of Awards to Eligible Individuals in respect of any calendar year shall be 125,000 shares of Common Stock.

7. Awards Generally. Awards under the Plan may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards, Section 162(m) Awards or other awards determined by the Committee. The terms and provisions of an Award shall be set forth in a written Award Agreement approved by the Committee and delivered or made available to the Participant as soon as practicable following the date of the award. The vesting, exercisablity, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Committee and set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Option or Stock Appreciation Right first becomes exercisable. The date of a Participant’s termination of employment for any reason shall be determined in the sole discretion of the Committee. The Committee shall also have full authority to determine and specify in the applicable Award Agreement the effect, if any, that a Participant’s termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Award.

8. Stock Options.

(a) Terms of Stock Options Generally. Subject to the terms of the Plan and the applicable Award Agreement, each Stock Option shall entitle the Participant to whom such Stock Option was granted to purchase the number of shares of Common Stock specified in the applicable Award Agreement and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement. Upon satisfaction of the conditions to exercisability specified in the applicable Award Agreement, a Participant shall be entitled to exercise the Stock Option in whole or in part and to receive, upon satisfaction or payment of the exercise price or an irrevocable notice of exercise in the manner contemplated by Section 8(d) below, the number of shares of Common Stock in respect of which the Stock Option shall have been exercised. Stock Options may be either Nonqualified Stock Options or Incentive Stock Options. Notwithstanding anything contained in the Plan to the contrary:

(i) Termination of Employment For Cause. If a Participant is notified that the Participant will be involuntarily terminated from employment with the Company or any Subsidiary for Cause, then all unexercised stock options subject to any Award Agreement shall be forfeited as of the date of such notice, whether or not then exercisable, except to the extent otherwise specified in the applicable Award Agreement. For purposes of this Section 8, “Cause” shall mean a determination by the Board that any of the following has occurred: (A) an act or acts of dishonesty by the Participant constituting a felony under applicable law and resulting or intending to result directly or indirectly in gain to or personal enrichment of the Participant at the Company’s expense; or (B) a material breach of subsection (1), (2) or (3) below.

(1) Full-Time Employment. The Participant shall devote his time, attention and effort during regular business hours to the business of the Company and shall not during the term of employment be engaged in any other substantial business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Participant from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require substantial services on the part of the Participant in the operation of the affairs of the companies in which such investments are made. Notwithstanding the foregoing, the Participant may purchase securities in any corporation whose securities are regularly traded, provided that such purchases shall not result in his owning beneficially at any time more than one percent (1%) of any class of securities of any corporation engaged in a business competitive with that of the Company.

(2) Unauthorized Disclosure. During the term of the Participant’s employment with the Company, and for a period of two (2) years thereafter, the Participant shall not, without the written consent of the Board or the Executive Committee, disclose to any person, other than as required by law or court order, or other than to an employee of the Company or any of its affiliated corporations, or other than to a person to whom disclosure is necessary or appropriate in connection with the performance by the Participant of his duties (including but not limited to disclosure to the Company’s outside accountants, attorneys or bankers of information properly requested by such persons), any confidential information obtained by Participant while the Participant is in the employ of the Company. For purposes of this Plan, “confidential information” shall mean any information of the Company that the Company treats as confidential as well as any information that a prudent officer of the Company would consider to be proprietary or confidential to the Company, including without limitation, information with respect to any of the Company’s services, customers, suppliers, techniques, patents and patent applications, methods (including manufacturing methods), products, designs, financial projections, industry projections or analyses, planned or pending agreements or future plans; provided, however, that “confidential information” shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

(3) Works For Hire Acknowledgment; Assignment. The Participant acknowledges that all of the Participant’s work on and contributions to the Company’s products (the “Products”), including, without limitation, any and all patterns, designs, artworks and other expressions in any tangible medium (collectively, the “Works”) are within the scope of the Participant’s employment and are a part of the services, duties and responsibilities of the Participant. All of the Participant’s work on and contributions to the Works will be rendered and made by the Participant for, at the instigation of, and under the overall direction of the Company, and all of the Participant’s said work and contributions, as well as the Works, are and at all times shall be regarded as “work made for hire” as that term is used in the United States Copyright Laws. Without curtailing or limiting this acknowledgment, the Participant hereby assigns, grants, and delivers exclusively to the Company, as to work on and contribution to the Products pursuant hereto all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. The Participant will execute and deliver to the Company, or its successors and assigns, such other and further assignments, instruments and documents as it from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature whatsoever, including all copyrights in and to the Works. The Participant hereby constitutes and appoints the Company as its agent and attorney-in-fact, with full power of substitution, to execute and deliver said assignments, instruments or documents as the Participant may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

(ii) Other Termination of Employment. Except as otherwise provided above or in an Award Agreement, if a Participant terminates employment with the Company or any Subsidiary for any reason other than for “Cause” and such Participant has not satisfied the conditions to exercisability specified in the applicable Award Agreement, then the Participant shall forfeit those Stock Options which have not yet become exercisable as of the date of such termination of employment.

(b) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and set forth in the Award Agreement, provided, however, that the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant. Notwithstanding the foregoing, the exercise price per share of a Stock Option that is a Substitute Award may be less than the Fair Market Value per share on the date of award, provided that the excess of:

(i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over

(ii) the aggregate exercise price thereof, does not exceed the excess of:

(iii) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the award assumed or substituted for by the Company, over

(iv) the aggregate exercise price of such shares.

(c) Option Term. The term of each Stock Option shall be fixed by the Committee and set forth in the Award Agreement provided, however, that a Stock Option shall not be exercisable after the expiration of ten (10) years after the date the Stock Option is granted. Notwithstanding the foregoing:

(i) Termination of Employment Without Cause. If a Participant is notified that the Participant will be involuntarily terminated from employment with the Company or any Subsidiary without Cause, then the term of the Participant’s Stock Option shall end on the earlier of the date set forth in the applicable Award Agreement or one (1) year from the date of the Participant’s termination of employment.

(ii) Disability. If a Participant terminates employment with the Company or any Subsidiary due to Disability, then the term of the Participant’s Stock Option shall end on the earlier of the date set forth in the applicable Award Agreement or one (1) year from the date of the Participant’s termination of employment.

(iii) Death. If a Participant terminates employment with the Company or any Subsidiary due to death, such Participant’s estate shall have the right to exercise the Participant’s Stock Options for a period ending on the earlier of the term set forth in the applicable Award Agreement or one (1) year from the date of the Participant’s death.

(iv) Voluntary Termination of Employment. Except as otherwise provided in Section 8(c)(v) of the Plan, if a Participant terminates employment with the Company or any Subsidiary and such Participant has satisfied the conditions to exercisability specified in the applicable Award Agreement as of the date of such voluntary termination, then the term of the Participant’s Stock Options shall end on the earlier of the date set forth in the applicable Award Agreement or three (3) months from the date of the Participant’s termination of employment.

(v) Voluntary Retirement. Effective with Awards granted on or after August 10, 2004, if a Participant terminates employment with the Company or any Subsidiary due to Voluntary Retirement after having (A) reached age sixty-two (62) and (B) completed five (5) years of continuous service with the Company or its Subsidiaries, then the term of the Participant’s Stock Option shall end on the earlier of the date set forth in the applicable Award Agreement or three (3) years from the date of the Participant’s Voluntary Retirement. For purposes of this Section 8, “Voluntary Retirement” shall mean any voluntary termination of employment by a Participant after reaching age sixty-two (62) and completing five (5) years of continuous service with the Company or its Subsidiaries.

(d) Method of Exercise. Subject to the provisions of the applicable Award Agreement the exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof or in whole or in part through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Administrator for this purpose, the Stock Option may also be exercised through a “cashless exercise” procedure which is approved by the Administrator involving a broker or dealer approved by the Administrator, which affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price or to satisfy withholding tax obligations related to the Stock Option.

9. Stock Appreciation Rights. Stock Appreciation Rights shall be subject to the terms and conditions established by the Committee in connection with the Award thereof and specified in the applicable Award Agreement. Upon satisfaction of the conditions to the payment specified in the applicable Award Agreement, each Stock Appreciation Right shall entitle a Participant to an amount, if any, equal to the Fair Market Value of a share of Common Stock on the date of exercise over the Stock Appreciation Right exercise price specified in the applicable Award Agreement. At the discretion of the Administrator, payments to a Participant upon exercise of a Stock Appreciation Right may be made in Shares, cash or a combination thereof. A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option. If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option. Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercised.

10. Stock Awards. Stock Awards shall consist of one or more shares of Common Stock granted to an Eligible Individual, and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement; provided, however, that each Stock Award shall be subject to at least one of the following minimum repurchase or lapse restrictions: (a) a performance-based repurchase or lapse restriction that expires not less than one (1) year following the date of grant or (b) a time-based repurchase or lapse restriction that expires based on the Eligible Individual remaining employed or otherwise providing services to the Company for not less than three (3) years. Except in the case of death or permanent disability of an Eligible Individual and as otherwise permitted by Section 16, neither the Board nor the Administrator shall be permitted to waive any repurchase or lapse restriction applicable to any Stock Award.

11. Performance Share Awards. Performance Share Awards shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan. Each Award Agreement shall set forth the number of shares of Common Stock to be earned by a Participant upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Committee deems appropriate. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the applicable performance period, or at such other time as the Administrator shall determine, in shares of Common Stock, in an equivalent amount of cash or in a combination of Common Stock and cash, as the Administrator shall determine.

12. Other Awards. The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

13. Section 162(m) Awards.

(a) Terms of Section 162(m) Awards Generally. In addition to any other Awards under the Plan, the Company may make Awards that are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code (“Section 162(m) Awards”). Section 162(m) Awards may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards or Other Awards the vesting, exercisability and/or payment of which is conditioned upon the attainment for the applicable Performance Period of specified performance targets related to designated performance goals for such period selected by the Committee from among the performance goals specified in Section 13(b) below. Section 162(m) Awards will be made in accordance with the procedures specified in applicable Treasury regulations for compensation intended to be “qualified performance-based compensation.”

(b) Performance Goals. For purposes of this Section 13, performance goals shall be limited to one or more of the following: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets, (v) earnings per share, (vi) cash flow, (vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share, (xi) stock price and (xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

(c) Other Performance-Based Compensation. The Committee’s decision to make, or not to make, Section 162(m) Awards within the meaning of this Section 13 shall not in any way prejudice the qualification of any other Awards as performance based compensation under Section 162(m). In particular, Awards of Stock Options may, pursuant to applicable regulations promulgated under Section 162(m), be qualified as performance-based compensation for Section 162(m) purposes without regard to this Section 13.

14. Non-transferability. No Award granted under the Plan or any rights or interests therein shall be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or by the laws of descent and distribution or as may otherwise be required by law; provided, however, that the Administrator may, subject to such terms and conditions as the Administrator shall specify, permit the transfer of an Award to a Participant’s family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members; provided further, that the restrictions in this sentence shall not apply to the shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. During the lifetime of a Participant, a Stock Option or Stock Appreciation Right shall be exercisable only by, and payments in settlement of Awards shall be payable only to the Participant, or, if applicable, the family member or trust to whom such Stock Option, Stock Appreciation Right or other Award has been transferred in accordance with the previous sentence.

15. Recapitalization or Reorganization.

(a) Authority of the Company and Shareholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Agreement, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Committee, in its discretion, may make (i) such proportionate adjustments it considers appropriate (in the form determined by the Committee in its sole discretion) to prevent diminution or enlargement of the rights of Participants under the Plan with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan. The number of shares of Common Stock covered by each outstanding Award, and the exercise or Award prices in respect thereof and/or (ii) such other adjustments as it deems appropriate. The Committee’s determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.

16. Change in Control.

(a) If, within two (2) years following a Change in Control which occurs after the Effective Date, a Participant’s employment with the Company or any Subsidiary is involuntarily terminated by the Company or any Subsidiary, whether or not for Cause (as defined in Section 8) (unless the Change in Control occurs within two years after the Effective Date and such result would, in the reasonable opinion at the Company’s Independent accountants delivered prior to the effective date of such Change in Control, preclude the event giving rise to such Change in Control from being accounted for as a pooling of interests) (i) all Stock Options or Stock Appreciation Rights of such Participant then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all Stock Awards of such Participant then outstanding shall lapse as of the date of the Change in Control, and (iii) all Performance Share Awards of such Participant shall be deemed to have been fully earned as of the date of the Change in Control. In addition, in the event of a Change in Control occurring after the Effective Date, the Board or the Committee may (unless the Change in Control occurs within two years after the Effective Date and such result would, in the reasonable opinion of the Company’s independent accountants delivered prior to the effective date of such Change in Control, preclude the event giving rise to such Change in Control from being accounted for as a pooling of interests), in its sole discretion, make any or all of the following adjustments: (A) by written notice to each holder of a Stock Option (an “Optionee”) provide that such Optionee’s Stock Options shall be cancelled unless exercised within thirty (30) days (or such longer period as the Board or the Committee, as the case may be, shall determine) alter the date of such notice; (B) provide for the payment upon termination or cancellation of a Stock Option (whether or not such Stock Option is otherwise exercisable) of an amount in cash or Securities equal to: (x) the excess, if any, of the aggregate Fair Market Value as of the data of such Change in Control of the Common Stock then subject to the Stock Option over the product of the number of shares of Common Stock then subject to the Stock Option and the exercise price, less (y) an amount equal to the federal, state and local taxes, if any, required to be withheld or paid as a result of such payment; and (C) make any other adjustments, or take other reasonable action, as the Board or the Committee, as the case may be, deem appropriate provided that no such action impairs any rights that an Optionee has under the Plan without such Optionee’s consent.

17. Amendment of the Plan; Amendment of Outstanding Stock Options. The Board or Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part; provided, however, that no such termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and provided further, that the Board or Committee may not, without shareholder approval, amend the Plan if such amendment could, at the time of such amendment, reasonably be expected to result in a material: (i) increase the benefits accruing to participants under the Plan; (ii) increase the aggregate number of shares issuable under the Plan; or (iii) modification of the requirements as to eligibility for participation in the Plan. No termination, modification, suspension or amendment of the Plan shall, without the consent of a Participant to whom any Awards shall previously have been granted, adversely affect his or her rights under such Awards. Notwithstanding any provision herein to the contrary, the Board or Committee shall have broad authority to amend the Plan or any Stock Option to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

18. No Repricing of Stock Options. Notwithstanding any provision in the Plan to the contrary, the Committee shall not permit the repricing of Stock Options by any method, including by cancellation and reissuance, without first obtaining shareholder approval.

19. Miscellaneous.

(a) Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for applicable income tax withholding purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Administrator regarding the payment or any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, in accordance with rules and procedures established by the Administrator, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligation of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b) Election to Withhold Shares. If the Committee so permits, a Participant may elect to satisfy the Company’s income tax withholding obligation with respect to a Stock Option by having shares withheld up to an amount that does not exceed the Participant’s maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

(c) No Right to Grants or Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

(d) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to awards hereunder.

(e) Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the provisions of the Plan shall not be included in, and shall not affect the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or any Subsidiary.

(f) Securities Law Restrictions. The Administrator may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

(g) Compliance with Rule 16b-3.

(i) The Plan is intended to comply with Rule 16b-3 under the Exchange Act or its successors under the Exchange Act and the Administrator shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. To the extent any provision of the Plan or Award Agreement or any action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator. Moreover, in the event the Plan or an Award Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into the Plan or such Award Agreement insofar as Participants subject to Section 16 of the Exchange Act are concerned.

(ii) Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Administrator shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

(h) Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(i) No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Option. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated

(j) Headings. Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

(k) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(l) Applicable Law. . The validity, construction, interpretation and effect of the Plan and Option Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Effective Date. The Plan, as amended, restated and renamed as set forth in this document, shall be effective as of April 23, 2002. Effective as of October 30, 2002, subject to approval by the shareholders of AmerisourceBergen Corporation at the annual meeting of shareholders to be held on February 27, 2003, the Plan was further amended, among other purposes, to increase the number of shares issuable under the Plan. Effective as of April 22, 2003, the Plan was further amended to include certain operational provisions. Effective as of August 10, 2004, the Plan was further amended to extend the time to exercise following Voluntary Retirement.